Exhibit 10.26

«First_Name» «Last_Name»

«Street»

«City», «State»«Zip»

Re:	Key Employee Non-Compete and No-Solicitation Agreement

Dear «First_Name»:

As a key employee of the Schneider organization, you have had, and will in the future have access to the strategies, business plans, financial data, and other confidential business information and trade secrets of Schneider. You also may have such contact with the customers and suppliers of Schneider that they associate you with the goodwill of Schneider.

Naturally, Schneider’s confidential information and trade secrets and its goodwill have been developed through the substantial investment of time, effort and expense by Schneider, and these assets, like any other assets of Schneider, must be subject to reasonable safeguards and protections. This letter is an agreement whose purpose and intent is to safeguard Schneider’s confidential information and trade secrets and its goodwill via an explicit limitation upon your ability to compete with Schneider as set forth in this Key Employee Non-Compete and No-Solicitation Agreement (“Agreement”).

Although an attempt has been made to avoid excessive “legal jargon” in favor of more conversational language, it is the intent of the parties that this letter, in its entirety, including its introductory and closing paragraphs, upon being signed by you, constitutes a legally binding contract. Simply to assist the reader, certain of the paragraphs are numbered and titled. For ease of reference, “Schneider” or the pronouns “we” or “us” as used throughout this Agreement, refer to Schneider National, Inc. and its subsidiaries and affiliates, while you, as addressee of this letter, are referred to with the pronouns “you” or “your” as may be appropriate.

In consideration of Schneider’s granting to you participation or continued participation in the Schneider National Long-Term Incentive Plan, which is hereinafter referred to as the “LTIP”, in consideration of the compensation and benefits incident to your employment with Schneider, and in consideration of your continued employment by Schneider, you agree as follows:

1.    Non-Competition During Employment. While you are employed by Schneider, you will not directly or indirectly compete or plan to compete against Schneider, or directly or indirectly divert, attempt to divert or plan to divert business from Schneider, anywhere Schneider does or is taking steps to do business.

«First_Name» «Last_Name»

2.    Post-Employment Non-Competition.

(a)    You agree that you will not, without the written consent of Schneider, provide Restricted Services (defined below) anywhere in the Restricted Territory (defined below) to any of the following competitors of Schneider at any time during the twenty-four (24) month period immediately following the date of termination of your employment with us:                     , or any of their successors, affiliates, subcontractors, or wholly-owned businesses, to the extent any such entity provides products or services of the type provided by Schneider during the twelve (12) month period immediately prior to the date of termination.

(b)    Definition of Restricted Services. The term “Restricted Services” means duties and functions of the type you performed for Schneider during the twelve (12) month period immediately prior to the date of termination.

(c)    Definition of Restricted Territory. The term “Territory” means the geographic area that you serviced on behalf of Schneider during the twelve (12) month period immediately prior to the date of termination.

3.    Post-Employment No-Solicitation of Employees. You agree that for a period of twenty-four (24) months following the date of termination, you will not directly or indirectly solicit, or attempt to solicit, for employment any then current employees of Schneider nor will you solicit, or attempt to solicit, the services of any former Schneider employee without Schneider’s written consent unless such individual has been separated from employment with Schneider for a period of at least six (6) months and such individual is not by agreement or otherwise restricted from becoming employed or retained directly or indirectly by you.

4.    Post-Employment No-Solicitation of Restricted Customers.

(a)    Non-Solicitation of Restricted Customers. For a period of twenty-four (24) months immediately following the date of termination, you agree not to directly or indirectly market, sell or provide, or attempt to market, sell or provide, to any Restricted Customer (defined below) any products or services of the type marketed, sold or provided by you on behalf of Schneider during the twelve (12) month period immediately prior to the date of termination.

(b)    Definition of Restricted Customer. The term “Restricted Customer” means any individual or entity (i) for whom/which Schneider sold or provided products or services and (ii) with whom/which you had contact on behalf of Schneider, or about whom/which you acquired non-public or proprietary information as a result of your employment by Schneider, in the case of both (i) and (ii), above, during the twelve (12) month period immediately prior to the date of termination.

«First_Name» «Last_Name»

5.    Surrender of Material Upon Termination. You agree that upon termination of your employment, for whatever reason and whether voluntary or involuntary, you will immediately surrender to Schneider all property and other things of value in your possession, or in the possession of any person or entity under your control, including all records, papers, documents, software, customer lists, supplier lists, financial and marketing information, videotapes, cassette tapes, photographs, slides, computer software, computer data, and copies thereof, relating directly or indirectly to the business of Schneider. You agree to sign a certification that you have surrendered all material pursuant to this provision.

6.    Notification Regarding New Employment. You agree to advise Schneider of your new employer within 10 days after accepting new employment, and to keep Schneider advised of any change in your employment for the twelve (12) month period following termination of your employment with Schneider.

7.    Forfeiture. If you breach any provision of this Agreement, or your Confidentiality Agreement with Schneider, all deferrals of LTIP amounts with respect to you, as well as appreciation, earnings and gains related thereto, credited under the plan to you shall be forfeited.

8.    Reasonableness. You acknowledge and agree that the restrictions set forth in this Agreement are reasonable in scope, necessary to protect Schneider’s legitimate interests, and will not unreasonably restrict your ability to earn a livelihood in the future.

9.    Severability. You agree that should any part, term, or provision of this Agreement be declared or determined by any court to be illegal, unreasonable, or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby, and any illegal, unreasonable, or invalid part, term, or provision shall not be deemed to be a part of this Agreement.

10.    Third-Party Beneficiaries. You acknowledge that the services you provide to Schneider National, Inc. include services to any Schneider National, Inc. subsidiaries or affiliates. Any Schneider subsidiaries or affiliates are third-party beneficiaries with respect to your performance of your duties under this Agreement and the undertakings and covenants contained in this Agreement, and Schneider and any of its subsidiaries or affiliates, enjoying the benefits thereof, may enforce this Agreement directly against you. The terms “Trade Secrets” and “Confidential Information” shall include materials and information of Schneider’s subsidiaries or affiliates to which you have, or have had, access.

11.    Consultation. In the interest of avoiding any possible misunderstanding or inadvertent breach of this Agreement, you agree to consult with us when considering entering upon, becoming involved in, or otherwise participating in any activity that might reasonably be considered to violate Paragraphs 1 – 4, above.

«First_Name» «Last_Name»

12.    Remedies. You acknowledge that if you breach the terms of this Agreement, Schneider’s damages will or may be difficult to ascertain. You also acknowledge that money damages (including the above referenced forfeitures) may not provide adequate and total relief if you breach this Agreement and failure to abide by the restrictions contained herein will result in irreparable harm and continuing damage to Schneider. Accordingly, you agree that Schneider shall be entitled to any and all equitable remedies for breach of this Agreement including, without limitation, injunctive relief, as well as the forfeitures set forth above, any money damages or other legal relief to which we may be entitled.

13.    Jurisdiction and Venue. You and Schneider agree that in the event of any dispute, the parties shall first consult with one another to determine if such dispute may be amicably resolved. In the event it cannot so be resolved, any disputes, claims, and questions regarding interpretation, performance, and enforceability concerning this Agreement, and the rights and remedies of the parties hereunder, any action or judicial proceeding and all related actions or counterclaims shall be initiated and prosecuted exclusively in Brown County, Wisconsin, in either the Brown County Circuit Court, or the Green Bay branch of the federal district court for the Eastern District of Wisconsin. You and we hereby agree to waive any right to a jury trial, and you and Schneider stipulate that trial shall be to the court without a jury. You and we agree that the prevailing party shall be entitled to recover its expenses, including reasonable attorneys’ fees, from the non-prevailing party.

14.    Applicable Law. You and Schneider agree that this Agreement shall be construed and enforced in accordance with the laws of the state of Wisconsin (without reference to the conflict of law provisions thereof).

15.    No Guarantee of Employment; Survival of Obligations Beyond Termination. You understand and agree that your employment or continued employment, or continued service to or affiliation with us is “at will,” meaning either you or Schneider can terminate the relationship at any time with or without cause. No communications, oral or written, by Schneider or any of its agents can change the fact that this Agreement is not an employment contract and does not change your at-will status. You understand that the obligations set forth herein shall survive the termination of your employment, service to, or affiliation with us, regardless of whether such termination is with or without cause. This Agreement is enforceable regardless of whether your separation is voluntary.

16.    Benefit of Successors. You agree that this Agreement shall be effective and inure to the benefit of any subsidiaries, affiliates, divisions, successors, and/or assigns of Schneider.

We ask that you retain a copy of this Agreement and to refer to it, as well as any further additions or supplements provided by us, so that you remain familiar with this Agreement and your obligations hereunder. Should you require an additional copy, we will provide it to you.

«First_Name» «Last_Name»

It is important to you and to us that you fully understand this Agreement. You acknowledge that you have had the opportunity to discuss any questions you may have regarding this Agreement with a responsible representative of Schneider. You may wish to verify your understanding of this Agreement with your personal attorney. If you do not have a personal attorney and would like a referral to one, our legal department can provide to you a listing of competent, independent counsel. By signing this Agreement, you acknowledge that you fully understand the provisions of this Agreement, and that you have elected to sign this Agreement of your own free will after having considered its benefits and obligations.

DO NOT SIGN IF YOU DO NOT UNDERSTAND EVERYTHING IN THIS AGREEMENT. YOUR SIGNATURE INDICATES THAT YOU UNDERSTAND AND ACCEPT THIS AGREEMENT

Accepted and Agreed To:

(Print Name)

(Signature)

(Date)